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                                                                    EXHIBIT 99.1

                                  FOR FURTHER INFORMATION CONTACT:
                                  David J. M. Erskine
                                  President and Chief Executive Officer
                                  (215) 569-9900

FOR IMMEDIATE RELEASE

  October 18, 2002


          CSS INDUSTRIES, INC. ACQUIRES CRYSTAL CREATIVE PRODUCTS, INC.


         CSS Industries, Inc., (NYSE: CSS) announced today that its Cleo Inc subsidiary has acquired all of the capital stock of Crystal Creative Products, Inc. ("Crystal"). Crystal Creative, which is headquartered in Middletown, Ohio, is a leading designer, manufacturer and distributor of consumer convenience gift wrap products. Its product lines include gift tissue, gift bags, and related packaging products for the consumer market, as well as specialty tissues used by retailers for in-store packaging.

         Following post-closing adjustments, the acquisition purchase price is anticipated to approximate $22,750,000. The Purchase Price, payable in cash, is also subject to indemnification obligations. Due to the timing of the acquisition and the seasonality of Crystal's business, CSS' earnings are not expected to be significantly impacted by this acquisition for fiscal year 2003. The acquisition is expected to add approximately $65 million in sales and $3,800,000 of operating income in fiscal year 2004.

         "Crystal has a well-deserved reputation for innovation, design, quality and service", said David J. M. Erskine, President and Chief Executive Officer of CSS. "Bringing that reputation and the talented team responsible for it into our Cleo gift wrap business makes tremendous sense. Cleo is a leader in seasonal gift wrap and Crystal is the leader in gift tissue. The combined entity will have strong market positions in the Christmas gift wrap, tissue and gift bag product lines. We will now be able to enhance our customers' coordinated design and merchandising suggestions, as well as ordering and delivery efficiencies for all their convenience gift wrap purchases."

         CSS is a consumer products company primarily engaged in the manufacture and sale to mass market retailers of seasonal, social expression products, including gift wrap, gift bags, boxed greeting cards, gift tags, tissue paper, paper and vinyl decorations, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-ups and novelties, educational products and Easter egg dyes and novelties.

         All statements other than statements of historical fact included in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially.